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                                                                  EXHIBIT 99.1
DATE:  January 26, 1999

FROM:                                         FOR:
Padilla Speer Beardsley Inc.                  Dura Automotive Systems, Inc.
224 Franklin Avenue West                      4508 IDS Center
Minneapolis, Minnesota 55404                  Minneapolis, Minnesota 55402

John Mackay (612) 871-8877                    Scott Rued (612) 342-2311

FOR IMMEDIATE RELEASE

                 DURA AUTOMOTIVE SYSTEMS, INC., ANNOUNCES OFFER
                        TO ACQUIRE ADWEST AUTOMOTIVE PLC

     MINNEAPOLIS, January 26 -- Dura Automotive Systems, Inc. ("Dura") (Nasdaq:
DRRA) announced today an offer to acquire all of the outstanding shares of Adwest Automotive plc ("Adwest") (London Exchange: AWST), a manufacturer of driver control mechanisms and engine control products based in the United Kingdom. The offer of L1.50 per share ($2.48 per share) has been recommended by the board of directors of Adwest and is subject to acceptance by at least 75% of Adwest's shareholders. In the event all shares are ultimately tendered, the total consideration would be approximately $210 million. In addition, approximately $120 million of indebtedness will be assumed as part of the acquisition. The transaction is expected to close by the end of the first quarter.

     Adwest generates annual revenues of approximately $400 million from its operations located in the United Kingdom, Germany, France, Spain and the United States. Products include driver control mechanisms such as gearshifters, park brakes, pedal boxes and jacks, as well as engine control products, which includes engine thermostats and fuel filler caps. Engine control products represent approximately 20% of Adwest's total revenues. Customers include Volkswagen, BMW, Ford, General Motors, Peugeot, Citroen, Renault, Nissan, Honda, Toyota, Volvo and Fiat.

     Dura's president and chief executive officer, Karl Storrie, said, "We are very excited by the opportunities presented with the acquisition of Adwest. As we have previously indicated, an important part of our growth strategy is to provide expanded systems capabilities to the

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European automotive market. The addition of Adwest's mechanical products combined with our cable products will allow Dura to supply its European customers with complete driver control systems on a major scale. Furthermore, Adwest's technical and management capabilities will be great assets to our combined company."

     Dura Automotive Systems, Inc., is a leading designer and manufacturer of driver control systems, engineered mechanisms and cable-related systems for the global automotive industry. The company's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. The company's products are sold to major North American original equipment manufacturers (OEMs), including Ford, General Motors and DaimlerChrysler, as well as Japanese OEMs, including Toyota and Honda. The company's European and Latin American facilities support Ford, GM, Volkswagen, Mercedes, BMW, PSA (Peugeot and Citroen) and various other OEMs. Dura's operating headquarters is in Rochester Hills, Mich., and its corporate office is in Minneapolis, Minn.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements are based on the belief of the management of Dura as well as on assumptions made by and information currently available to Dura at the time such statements were made. Such forward-looking statements relate to, among other things, (i) the expected closing date of the acquisition, and (ii) the anticipated benefits of the acquisition. Actual results could differ materially from those projected in the forward-looking statements as a result of (i) unexpected delays in obtaining Adwest shareholder and/or other regulatory approvals; (ii) the inability of either Dura or Adwest to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of Dura and Adwest, or (iv) unanticipated negative reaction to the proposed transaction by customers, suppliers or stockholders.



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